Ashland Partners & Company LLP

ASHLAND

525 Bigham Knoll, Suite 200
Jacksonville, OR 97530
541.857.8800
Fax: 503.213.7245
www.ashlandpartners.com

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT

As independent public accountants, we hereby consent to the use of our Independent Accountant's Report dated October 19, 2011, covering the period January 1, 2004 through December 31, 2010 for the "Global Macro Total Return Composite" and to all references to our firm included in or made a part of The TEAM Asset Strategy Fund Prospectus dated November 22, 2011.

November 22, 2011

Ashland Partners & Company LLP

By: ______________________
Jessica Parker CPA, CIPM
Partner